Exhibit 99.1
Matrixx Initiatives, Inc. Reports 8% Revenue Growth in the First Quarter 2007 and $0.17 Earnings Per Share, Compared to $0.01 in Q1 2006; Transitions to New Fiscal Year
Zicam® retail consumption increased 20% for the 24 weeks ending March 25, 2007
PHOENIX, May 8, 2007; Matrixx Initiatives, Inc. (Nasdaq: MTXX), an over-the-counter healthcare company that develops and markets products that provide consumers with “better ways to get better®,” today announced its financial results for the quarter and three-month transition period ended March 31, 2007. As previously reported, Matrixx announced a change in its fiscal year-end from December 31 to March 31.
For the transition quarter ended March 31, 2007, the Company reported net sales of approximately $19.0 million, compared to net sales of $17.7 million in the quarter ended March 31, 2006. The Company reported net income of approximately $1.7 million, or $0.17 per share, for the transition quarter, compared to net income of approximately $97,000, or $0.01 per share, in the quarter ended March 31, 2006. Net income reflects the recognition of $1.6 million of additional insurance reimbursements as well as $1.4 million in specific items discussed below.
Carl Johnson, President and Chief Executive Officer, said, “Overall, we had a strong quarter and are pleased with the brand momentum we realized during the entire cold season. The Zicam brand remains strong, with performance at the top of the category, as shown by increased retail consumption. For the 24 weeks ended March 25, 2007, retail sales (three-outlet syndicated scanner data, which does not include our largest customer Wal-Mart) of Zicam products increased approximately 20%, while the total cough/cold category increased approximately 8% compared to the prior year. This growth resulted in Zicam products attaining a 3.6% dollar share of the category, versus 3.2% in the comparable period a year ago. Additionally, during the quarter, we began television advertising that featured our Zicam multi-symptom cold and flu relief products for the first time. We are encouraged that these items experienced an 8% increase in retail consumption during the quarter.”
Mr. Johnson continued, “The change to our March 31 fiscal year-end will align our operations and financial results with the seasonal nature of the entire cold season. Moving forward, we will continue to capitalize on our core strengths, which include developing robust marketing plans to further grow the Zicam brand’s share of market; continually investing in research and development to expand the Zicam franchise; and building upon our strong customer relationships to increase our offerings at retail and improve product placement.”
“In addition, we continue to make progress on our antacid and oral care initiatives. We look forward to sharing our new product concepts with investors at our annual meeting on May 15, 2007.”
According to William Hemelt, Executive Vice President and Chief Financial Officer, “We are very pleased by the continuing progress on the product liability front. To date, we have received seven favorable Daubert decisions from seven different judges that exclude the plaintiff’s expert witnesses from testifying due to a lack of credible scientific support for their allegations. Additionally, legal expense has dropped, reflecting the lower level of activity. During the quarter ended March 31, 2007 we recorded product liability defense costs of approximately $1.0 million, which is similar to the level incurred during the fourth quarter of 2006 and represents a significant decrease from the average $1.5 million per quarter incurred throughout the prior two years. We expect ongoing product liability defense costs to be closer to $1 million per quarter in fiscal 2008.”
“We are also pleased to report a successful conclusion to negotiations with our insurance carriers regarding recovery of defense costs incurred prior to 2006. This resulted in recognition of approximately $1.6 million of additional insurance reimbursements for litigation defense in the quarter.”
Mr. Hemelt continued, “Operating expenses were affected by approximately $750,000 in expense associated with a charitable donation of short-dated products. In addition, the Company recorded approximately $800,000 to its inventory reserve to account for expiring products and obsolete components, of which $500,000 was in excess of our customary amount. We also recorded approximately $150,000 for the disposal of tooling associated with our flu products’ prior design. We achieved average gross margins of 63% for the three month period, which was affected by the aforementioned inventory reserve adjustment and tooling disposal, compared to 67% in the prior year. During the quarter we realized a lower effective tax rate of approximately 27% due to the charitable donation.”
The Company further refined its business plan for the fiscal year ending March 31, 2008. For fiscal 2008, the Company anticipates annual net sales will increase 5-15% over the $97.6 million recorded for the trailing twelve months ended March 31, 2007. The Company also expects net income will increase to the range of $9.3 million to $10.8 million, compared to $6.5 million for the twelve months ended March 31, 2007.
There will be a teleconference Wednesday, May 9, 2007 at 11:00 a.m. EDT to discuss the transition quarter financial results. To access the teleconference, please call (877) 356-5706 (domestic) or (706) 643-0580 (international). To listen to the teleconference via the Internet, go to http://www.matrixxinc.com and click on the transition quarter financial results teleconference icon. A replay of the call will be available at (800) 642-1687 (domestic) or (706) 645-9291 (international), access number 4765516 for 3 days following the call, and the web cast will be archived on the company’s website, http://www.matrixxinc.com, for 30 days.

	Matrixx Initiatives, Inc.
	(Unaudited)
	Three Months Ended March 31,		Twelve Months Ended March 31,
($000s)	2007	2006	2007	2006*	2005
Net Sales	$19,046	$17,676	$97,601	$93,155	$62,280
Cost of Sales	7,048	5,865	33,628	29,829	18,543

Gross Profit	11,998	11,811	63,973	63,326	43,737
Operating Expenses	8,730	10,693	49,984	56,065	33,269
Research and Development	1,138	1,127	4,696	4,697	1,916

Income (Loss) from Operations	2,130	(9)	9,293	2,564	8,552
Total Other Income	203	174	414	530	345

Net Income Before Tax	2,333	165	9,707	3,094	8,897
Income Tax Expense	624	68	3,168	815	3,641

Net Income	$1,709	$97	$6,539	$2,279	$5,256

Net Income per Diluted Share	$0.17	$0.01	$0.66	$0.23	$0.55
Average Shares Outstanding (mil)	10.0	10.0	10.0	9.8	9.6

*	The twelve months ended March 31, 2006 earnings include the recording of $8.5 million for expense related to settling litigation ($12.0 million settlement plus $1.3 million for litigation reserves, less $4.8 million of insurance reimbursement).
Selected Balance Sheet Information

($000s)	March 31, 2007	Dec. 31, 2006	March 31, 2006
Cash and Marketable Securities	$16,944	$13,948	$11,401
Accounts Receivable — Trade	$8,257	$23,569	$8,327
Inventory	$15,459	$16,785	$11,527
Total Assets	$71,151	$85,107	$67,804
Current Liabilities	$9,556	$25,929	$16,155
Working Capital	$38,705	$36,083	$27,551
Total Debt	$0	$0	$0
Shareholders’ Equity	$60,435	$58,087	$50,442
About Matrixx Initiatives, Inc.
Matrixx Initiatives, Inc. is engaged in the development, manufacture and marketing of over-the-counter healthcare products that utilize innovative drug delivery systems. Zicam, LLC, its wholly-owned subsidiary, produces, markets and sells Zicam® and Nasal Comfort™ products in the cough and cold category. The Company’s flagship product, Zicam Cold Remedy nasal gel, is a patented, homeopathic remedy that has been clinically proven to reduce the duration and severity of the common cold. In studies published in the October 2000 issue of ENT — Ear, Nose and Throat Journal, and separately in the January 2003 issue of QJM: An International Journal of Medicine, the Zicam Cold Remedy product was shown to reduce the duration of the common cold. The Company also manufactures and markets a full line of Zicam brand pharmaceuticals, including Zicam Cold Remedy Chewables™; Zicam Cold Remedy Oral Mist™; Zicam Cold Remedy RapidMelts™; Zicam Allergy Relief; Zicam Cold Remedy Swabs™; Zicam Kids Size Cold Remedy Swabs™; Zicam Extreme Congestion Relief; Zicam Sinus Relief; Zicam Nasal Moisturizer, as well as Zicam Cough products and multi-symptom Cold & Flu relief items. For more information regarding Matrixx products, go to www.Zicam.com . To find out more about Matrixx Initiatives, Inc (Nasdaq: MTXX), visit our website at www.matrixxinc.com. For additional information, contact William Hemelt, Chief Financial Officer, 602-385-8888, or Bill Barba, Director of Investor Relations, at 602-385-8881. Matrixx is located at 4742 N. 24th Street, Suite 455, Phoenix, Arizona 85016.
Matrixx Initiatives, Inc. Forward-Looking Statement Disclaimer:
This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “plan,” “anticipate,” and other similar statements of expectation identify forward-looking statements and include statements regarding: (i) our business plan for the fiscal year ending March 31, 2008; (ii) our belief that significant growth opportunity continues to exist; (iii) our expectation of improving our gross margins in the future and product improvements; and (iv) our expectations regarding product liability defense costs. These forward-looking statements are based on the Company’s current expectations and are subject to a number of risks and uncertainties, many of which cannot be predicted or quantified and are beyond the Company’s control. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Factors that could cause actual results to differ materially from the Company’s expectations include: (a) the severity and timing of the cold season; (b) the possibility that future sales of our products will not be as strong as expected; (c) the possibility that supply issues may impact future sales of our products; (d) the possibility that our products may face increased competition or negative publicity; (e) the potential impact of current and future product liability litigation; (f) regulatory issues or public relations challenges; (g) the possibility of delays or other difficulties in implementing new product improvements and introducing to the marketplace new products and brands; (h) and the possibility that expenses, including legal expenses, product reserves, and expenses associated with adverse litigation outcomes, may exceed budgeted amounts. Other factors that could cause actual results to differ materially from the Company’s expectations are described in the Company’s Annual Report on Form 10-K filed in March 2007, under the heading “Risk Factors,” filed pursuant to the Securities Exchange Act of 1934. We do not undertake, and we specifically disclaim, any obligation to publicly update or revise any forward-looking statement whether as a result of new information, future events or otherwise.
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